Exhibit 99.1

IRIDEX Announces Resolution of its Dispute with Quantel Medical

Mountain View, Calif., February 12, 2019— IRIDEX Corporation (Nasdaq: IRIX) today announced that it has resolved its differences with Quantel Medical, S.A., Quantel USA, Inc., and Quantel, S.A. (collectively, “Quantel”) in its lawsuit filed against Quantel in the U.S. District Court for the Northern District of California. IRIDEX dismissed the lawsuit it had filed in January 2018, alleging that Quantel products infringed IRIDEX’s U.S. Patent No. 7,771,417, that Quantel breached an earlier agreement between the parties, and that Quantel infringed IRIDEX’s MicroPulse® U.S. Trademark, Registration No. 4550188 on the principal register.

Quantel dismissed its lawsuit in Europe including Tribunal de grande instance de Paris, 3e chambre, 1e section, RG n° 18/06053, related to European patent n° 1 856 774 against IRIDEX and withdrew from participation in the Opposition to IRIDEX’s European Patent No. 1856774.  IRIDEX filed a Notice of Appeal with the European Patent Office (EPO) in that proceeding in October 2018.

"We place a high priority defending our intellectual property and I am very pleased with the swift resolution of the U.S. lawsuit and the intellectual property claims in Europe. Our MicroPulse technology and its brand recognition now remain protected from competitive misuse and misrepresentation," stated William Moore, President and CEO. “We are now able to confidently move forward in devoting our resources to further developing and marketing our proprietary laser technology for treating sight-threatening eye diseases, such as glaucoma and retinal diseases.”

IRIDEX’s MicroPulse technology delivers a tissue-sparing solution that allows the tissue to cool between laser pulses, minimizing or preventing tissue damage, reducing treatment risks, and improving patient comfort and safety.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX’s products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. IRIDEX is headquartered in Mountain View, CA. To learn more, please visit www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning developing and marketing our proprietary laser technology for treating sight-threatening eye diseases. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact:

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@iridex.com

Media Contact:

Jamie Hall

Pascale Communications, LLC.

(724) 417-0167

pr@iridex.com